Exhibit 10.2

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into as of May_____, 2017, between The KeyW Corporation, a Maryland corporation, including all entities now or hereafter controlling, controlled by or under common control with The KEYW Corporation, including but not limited to The KEYW Holding Corporation, The KEYW Corporation and all direct and indirect subsidiaries of each such entity (the “Company”) and Mark A. Willard (“Executive”) (individually a “Party” and together the “Parties”).

WHEREAS, as consideration for Executive’s signing of this Agreement, the Company will provide Executive the Severance (as defined herein); and

WHEREAS, the Company recognizes Executive’s value to the Company and acknowledges that Executive’s services will play an integral role in the Company’s growth strategy, and therefore the Company shall retain the Executive to serve as a special advisor to the Chief Executive Officer of the Company in a Part-Time-On-Call (“PTOC”) status, in accordance with the Company’s standard policies, for three (3) years from the Effective Date of this Agreement; and

WHEREAS, Executive and the Company intend that this Agreement shall be in full satisfaction of any obligations described in this Agreement owed to the Executive by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1.           Employment.

(a)          Executive’s employment with the Company shall be terminated as of May 31, 2017 (the “Effective Date”).

(b)          Thereafter, on June 1, 2017, Executive shall be hired by the Company as a Part-Time-On-Call (“PTOC”) employee (the “PTOC Commencement Date”), in accordance with the Company’s standard policies, and shall remain on such PTOC status for a period ending three (3) years from the PTOC Commencement Date.

2.           Severance.         In consideration of Executive’s signing of this Agreement, the Company shall provide the below severance payments, equity, and benefits (collectively referred to herein as the “Severance”). In exchange for Executive’s execution of this Release, the Company shall:

(a)          pay to Executive an amount equal to One Million Four Hundred Thirty Three Thousand Five Hundred Dollars ($1,433,500), such sum to be paid fifty percent (50%) within fifteen (15) days after the Effective Date of this Agreement and fifty percent (50%) on the first anniversary of the Effective Date; and

(b)          in consideration for Executive accepting PTOC employment, pursuant to Section 1(b) of this Agreement, grant, the Executive, within thirty (30) days after the PTOC Commencement Date, Thirty Five Thousand (35,000) shares of common stock in The KeyW Holding Corporation, which such common stock shall be subject to the vesting requirements and schedule provided in Section 4(a) of this Agreement; and

(c)          provided the Executive remains on PTOC status, and subject to the terms and conditions contained in this Agreement, Executive shall be eligible to participate in the Company’s then-current medical, dental and vision insurance plans for three (3) years from the Effective Date; provided, however that, subject to any overriding laws, the Company shall not be required to reimburse Executive for medical, dental or vision insurance premiums if Executive is actually covered or becomes covered by an equivalent benefit (at the same or lesser cost to Executive, if any) from another source, and Executive shall be obligated to inform Company of any such benefit made available to Executive.

3.           Options.

Notwithstanding anything to the contrary herein or any non-qualified stock option agreements, all outstanding options granted to the Executive on October 16, 2009, February 8, 2012, and August 15, 2012 shall remain exercisable for a period of three (3) years from the Effective Date.

4.           Stock.

(a)          Provided the Executive remains on PTOC status with the Company, the shares granted to Executive pursuant to Section 2(b) of this Agreement shall vest as follows:

Shares	Vesting Date

11,666	First anniversary of PTOC Commencement Date

11,667	Second anniversary of PTOC Commencement Date

11,667	Third anniversary of PTOC Commencement Date

(b)          Provided the Executive remains on PTOC status with the Company, any restricted stock held by the Executive as of the Effective Date shall vest in accordance with the terms of the applicable Restricted Stock Award Agreements.

(c)          Notwithstanding anything to the contrary herein, in the event the Company terminates Executive from PTOC status without cause or in the event of a Change of Control (as defined below), the shares granted to Executive pursuant to Section 2(b) shall immediately vest on the termination date or closing date of the transaction. For the purpose of this Section 4, “Change of Control” shall mean occurrence of any of (i) an acquisition after the Effective Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of in excess of 50% of the voting securities of the Company, (ii) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, unless the holders of the Company’s voting securities immediately prior to such transaction continue to hold at least 51% of such securities following such transaction, (iii) the sale of all or substantially all of the assets of the Company in one or a series of related transactions, or (iv) the “completion” or closing by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in clauses (i), (ii) or (iii).

5.           Death. In the event Executive’s PTOC status is terminated as a result of Executive’s death, the Company shall have no further obligations under this Agreement other than to:

(a)          pay to the Executive’s estate any amounts unpaid under Section 2(a) of this Agreement in a lump sum; and

(b)          accelerate the vesting of all outstanding restricted stock held by Executive as of the date of Executive’s death, including without limitation the shares granted pursuant to Section 2(b) of this Agreement, and release all such shares from any applicable sale restrictions and deposit same with Executive’s estate.

6.           Waiver and Release.

(a)          Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, and all of their employees, officers, directors, managers, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, or contingent or absolute, which heretofore through the date of this Agreement has been or may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company or any of its subsidiaries or affiliates; (b) the transition of Executive’s employment to PTOC status; (c) violation of any law including but not limited to federal, state or local statutes, or the common law of any jurisdiction; or (d) any events occurring on or prior to the date of this Agreement. Notwithstanding the above, this Agreement and waiver does not apply to: (i) any right to indemnification now existing under the Company’s governing documents or applicable law; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this Agreement; and (iii) the right to continuation coverage pursuant to COBRA.

(b)          Executive understands that by signing this Agreement, he is not waiving any claims or administrative charges which cannot be waived by law. He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or transition to PTOC status with the Company (except as prohibited by 17 C.F.R. § 240.21F, et seq.).

(c)          Executive shall have twenty-one (21) calendar days to consider this Agreement and seven (7) calendar days from the date the Executive executes this Agreement to revoke the Executive’s waiver of any Age Discrimination in Employment Act (“ADEA”) claims by providing written notice of the revocation to the Company. In the event of such revocation, the Executive acknowledges that the Company will not provide any Severance, and Executive will be terminated from PTOC status. Once signed, in the absence of revocation of this Agreement, the Agreement will become effective on the day following the seventh and final day of the revocation period.

7.          Non-Compete.         For a period of two (2) years from the Effective Date or for such time that the Executive remains on PTOC status, whichever is longer, Executive shall not, whether on Executive’s own account or for the account of another individual, partnership, firm, corporation or other entity (each, a “Person”), directly or indirectly: (i) compete with or be engaged in the same business as or (ii) be a consultant to, or a director, officer, employee, owner or partner of, any Person that is competitive with or engaged in the same Business (as defined herein), in either case in any geographic area in which the Business was carried on (or actively under consideration by the Company for entry into) during the twelve (12) months immediately prior to the termination of Executive’s employment. For the purposes of this Section 7, “Business” shall mean any business actively engaged in by the Company (or actively under consideration by the Company for entry into) during the twelve (12) months immediately prior to the termination of Executive’s employment, if Executive directly or indirectly (x) was involved in, (y) supervised or (z) had access to Confidential Information (as defined in Section 11 of this Agreement) relating to, such business. Executive’s passive ownership of less than 1% of the outstanding class of any equity securities of any publicly traded entity will not violate this Section 7.

8.          Non-Solicitation of Employees.         For a period of two (2) years from the Effective Date or for such time that Executive remains on PTOC status, whichever is longer, Executive shall not, for Executive’s own account or for the account of any other person or entity, directly or indirectly: (i) recruit, solicit, offer to hire, induce or attempt to induce, encourage to terminate or otherwise adversely affect or interfere with the relationship between the Company and any person who was employed by, or otherwise engaged to perform services for, the Company or its affiliates within the twelve-month period prior to the Effective Date (a “Covered Employee”) for employment or retention as a consultant or service provider or (ii) hire a Covered Employee, participate in the process of hire of any Covered Employee, or permit the hire of any Covered Employee where such Covered Employee would report directly or indirectly to Executive, or provide names or other information about a Covered Employee to any Person under circumstances which could lead to the use of that information for the purposes of recruiting or hiring.

9.          Non-Solicitation of Customers or Suppliers.         For a period of two (2) years from the Effective Date or for such time that period Executive remains on PTOC status, whichever is longer, Executive shall not, whether for Executive’s own account or for the account of any other Person, directly or indirectly: (i) induce or attempt to induce, solicit or encourage any person or entity who is, or was within the then-most recent 12-month period from the Effective Date, a customer, supplier, licensor or other business relation of the Company to cease doing business, or to reduce its relationship, with, the Company, or (ii) otherwise adversely affect or interfere with the relationship between the Company and any such person or entity.

10.         Non-Disparagement.          Each Party expressly agrees that, except to the extent required by law, neither Party will disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the other Party, and will not make any such comments or provide such information to any customer of the Company, to any person associated with the media, to the general public, or to any other person or entity. Nothing in this Agreement prohibits a Party from reporting possible violations of federal laws or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

11.         Company Confidential Information.         Executive agrees that Executive will keep entirely secret and confidential, and shall not use or disclose to any person or entity, in any manner or for any purpose whatsoever, any information of the Company that is not available to the general public and/or not generally known outside the Company and to which Executive has had access during the course of Executive’s employment by the Company, including, without limitation, the Company's confidential, proprietary, and trade secret information and any information relating to: the Company's business or operations; its plans, strategies, prospects or objectives; its products, technology, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial conditions and results of operations; its pricing, pricing strategies and costs; its operational strengths and weaknesses; its personnel and compensation policies, procedures and transactions; its plans for any strategic exit and all information of third parties for which the Company has an obligation to maintain as confidential (collectively referred to herein as “Confidential Information”).

12.         Return of Company Materials.         Within five (5) business days of the Effective Date of this Agreement, Executive will return to the Company: (i) all documents, data, material, details and copies thereof in any form (electronic or hard copy) and wherever located (including in personally owned computers, storage media or accounts) that are the property of the Company or were created using the Company's resources or during any hours worked for the Company, including, without limitation, any data referred to in Paragraphs 10 and 11 herein; and (ii) all other property belonging to the Company, including, without limitation, all computer equipment and associated passwords, property passes, keys, credit cards, business cards, and identification badges. Notwithstanding the foregoing, Executive shall be permitted to retain any such company material required to perform Executive’s required duties while under PTOC status. Upon the expiration of Executive’s PTOC status, Executive shall return all remaining company materials pursuant to this Section 12 of the Agreement.

13.         Acknowledgments. Executive is signing this Agreement knowingly and voluntarily. Executive acknowledges that:

(a)          Executive has executed this Agreement knowingly and voluntarily;

(b)          Executive has read and understands this Agreement in its entirety;

(c)          Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this Agreement before executing it; and

(d)          Executive’s execution of this Agreement has not been forced by any employee, director, officer or agent of the Company.

14.         Injunctive Relief; Remedies. A breach of this Agreement by Executive will result in irreparable injury to the Company for which there is no adequate remedy at law, and it will not be possible to measure damages for such injuries precisely. Accordingly, in the event of such breach or threat thereof of the foregoing provisions, without limiting the legal or equitable remedies available to the Company, the Company shall be entitled to obtain from any court of competent jurisdiction a temporary restraining order or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce this Agreement without the necessity of posting a bond or having to prove special damages.

15.         No Admission of Liability. Executive agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company, any Releasees, or Executive of any improper or unlawful conduct.

16.         Entire Agreement. There are no other agreements of any nature between the Employer and Executive with respect to the matters discussed in this Agreement, except as expressly stated herein, and in signing this Agreement, Executive is not relying on any agreements or representations, except those expressly contained in this Agreement.

17.         Modifications; Waivers. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18.         Survival; Severability. The Parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The Parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of Sections 7, 8 or 9 is too broad to be enforced as written, the Parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. Executive acknowledges and agrees that the non-competition and non-solicitation provisions herein are expressly assignable to any successor of the Company or any other permitted assign of the Company.

19.         Governing Law; Venue. This Agreement shall be governed by the laws of the State of Maryland, excluding the choice of law rules thereof. The jurisdiction and venue for actions related to the subject matter hereof shall be the Maryland state and federal courts located in Maryland, and both parties hereby submit to the personal jurisdiction of such courts.

20.         Headings. Section and subsection headings contained in this Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

21.         Reasonableness.         Executive understands that the nature of the Company’s business is highly competitive. Accordingly, the duration and scope applicable to the restrictions set forth in this Agreement are fair, reasonable and necessary.

22.         Attorneys’ Fees.         The prevailing party in any action to enforce this Agreement will be entitled to recover its attorneys’ fees and costs in connection with such action.

23.         Counterparts. This Agreement may be executed by facsimile transmission (including by exchange of copies in pdf) in counterparts, each and all of which shall be deemed an original, and both of which together shall constitute but the same instrument.

24.         Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that it from time to time is required to withhold. The Company shall be entitled to rely on the opinion of counsel if any questions as to the amount or requirement of such withholding shall arise.

25.         EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKOWN CLAIMS.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

The KeyW Corporation

By:
Name: William J. Weber
Title: President & Chief Executive Officer

Executive:

By:
Name: Mark A. Willard